EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HYCOR AND STRATAGENE COMPLETE MERGER

LA JOLLA, Calif. & GARDEN GROVE, Calif., June 2, 2004 –Hycor Biomedical Inc. (Nasdaq: HYBD), a developer, manufacturer and marketer of clinical diagnostic instrument systems and reagents, today announced that its shareholders have approved the merger of Hycor with Stratagene Corp., a leader in the development of innovative technologies that enhance gene discovery and biomedical target identification. In addition, Hycor and Stratagene today jointly announced the completion of the merger. The combined company is called Stratagene Corp. and will have headquarters in La Jolla. Hycor will continue to operate as a wholly-owned subsidiary of the new company at its current location in Garden Grove. Hycor common stock ceased trading as of Wednesday, June 2, 2004.

As a result of the merger, shareholders of Hycor will receive 0.6158 of a share of Stratagene Corp. common stock for each share of Hycor Biomedical common stock outstanding as of the effective time of the merger. The value of each fractional share of Hycor remaining after the conversion will be paid to shareholders in cash. Stratagene Corp.’s shares are expected to begin trading on the NASDAQ National Market System under the symbol “STGN” effective at the beginning of trading Thursday, June 3, 2004.

“We appreciate the Hycor shareholders’ support of our merger,” said Joseph A. Sorge, M.D., President and CEO of Stratagene Corp. “Today Stratagene has achieved a major milestone for the company and we’re excited about the potential opportunities for the combined company. Our goal is to grow Stratagene while generating increasing levels of shareholder returns.”

About Stratagene Corp.

Stratagene is a leader in developing, marketing and manufacturing innovative life science consumables, instrumentation, and diagnostic products for a variety of human medical conditions. The company’s life science research operations support advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial, and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The company’s diagnostic operations develop and manufacture products including high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders and urinalysis controls. More information is available at http://www.stratagene.com.

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Contact:
Reg Jones, Senior Vice President and Chief Financial Officer, (714) 933-3000

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